UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT F 1934

Date of Report: October 10, 2008

Commission File Number: 333-146802

MANTRA VENTURE GROUP LTD.

(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

Between October 10 and October 16, 2008 Mantra Venture Group Ltd. (the “Company”) issued convertible debentures in the aggregate of $250,000 to three investors.  The investors have invested an aggregate of $250,000 through the purchase of convertible debentures (the “Debentures”) and warrants for the purchase of 250,000 shares of the Company’s common stock at an exercise price of $0.50 per share for 2 years (the “Warrants”).  The Debentures and Warrants are exempt from registration pursuant to Regulation S to the Securities Act.

The other material terms of the Debentures are:

•	Interest on the Debentures accrues monthly at a rate of 10% per annum
•
The principal of the Debentures, and any accrued interest, is convertible at the option of the holders at a price of $0.40 per share at any time beginning 30 days after execution of the agreements for the purchase of the Debentures until the full amount owed under each of the Debentures is repaid.

•	The balance of the money owing under the Debentures is due 1 year after the execution of the agreements for the purchase of the Debentures.
•	The Debentures provide rights of registration with the SEC on a Form S-1 within 30 days of the closing of the financing.

On October 15, 2008 the Company also entered into a revolving line of credit agreement with Larry Kristof, our Director, President and Chief Executive Officer (the “Lender”) to make available to the Company a loan of up to $250,000 from October 15, 2008 until October 14, 2010 (the “Credit Agreement”). The Company may borrow a maximum of $25,000 each month by providing written notice of the amount it wishes to loan to the Lender. The line of credit bears no interest and the outstanding balance must be repaid in full on October 14, 2010. The Company will pay a one-time fee of $100 to the Lender as consideration for entering into the Credit Agreement.

The Company’s reliance upon the exemption under of Regulation S of the Securities Act was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. The Company did not engage in any directed selling efforts, as defined in Regulation S, in the US in connection with the sale of the securities. Each investor was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 17, 2008	MANTRA VENTURE GROUP LTD.

	By:	/s/ Larry Kristof
Larry Kristof
Director, President and Chief Executive Officer